Exhibit 99.2

CONSENT OF K. CHRIS TODD

I have agreed to serve as a director of Straight Path Communications Inc. effective upon the spin-off and hereby consent to the inclusion of my name and biographical information as a director nominee in the registration statement on Form 10 of Straight Path Communications Inc. and the related Information Statement attached as an exhibit thereto.

/s/ K. Chris Todd
K. Chris Todd

May 5, 2013